EXHIBIT 10.11

EMPLOYMENT AGREEMENT WITH SCOTT D. KUNKEL

November 28, 2014

Mr. Scott Kunkel

Re:     Offer of Employment with Symmetry Surgical, Inc.

Dear Scott:

On behalf of the Board of Directors of Symmetry Surgical, Inc. (the "Company"), I am pleased to offer you the position of the Company’s Senior Vice President and Chief Financial Officer on terms set forth herein. You will report to me, the Chief Executive Officer, and be responsible for all facets of the Company’s Financial, Financial Reporting, Treasury, and related obligations, as well as duties reasonably assigned by the Chief Executive Officer or Board of Directors. Other terms and conditions of this offer are set forth below for your review.

Your employment with the Company is contingent upon and effective at the closing of the Agreement and Plan of Merger by and among Symmetry Medical Inc., Tecostar Holdings, Inc. and its parent and/or affiliate companies or successors and assigns that was executed on August 4, 2014 and the spin out of the Company as a stand-alone public entity (that date being the “Commencement Date” of your employment with the Company).

Should you be appointed to the Board of Directors of any of the Company’s subsidiaries compensation for service on any and all boards is included in the terms set forth below.

You will be employed through our corporate office (currently located in Nashville, TN), although you would obviously travel to all Company facilities and offices worldwide. You will be expected to devote your full business time to the performance of your duties to the Company.

You will receive a very competitive compensation package, consisting of both cash and equity compensation, as well as a comprehensive benefits package. Details regarding the compensation package to which you will be entitled upon acceptance of our offer are set forth below:

Cash Compensation

Your initial annual salary will be $200,000. Your salary will be subject to periodic review by the Board of Directors and will not be decreased during your employment without your consent (the “Base Salary”). It is anticipated that the Company will not offer a cash bonus program for the first three (3) years of your employment, although if it does offer such a program to senior executives at any time you will be entitled to participate in it at a target level not less than 45% of your then-current salary.

Restricted Stock Grant and Program
Within ten (10) days following the Commencement Date, the Board of Directors will grant to you restricted shares of the Company's common stock with a grant value approximately equal to $540,000 ("Target Value"), subject to the any share limits imposed under the Company's 2014 Equity Incentive Plan, pursuant to, and subject to the terms and conditions of, a separate award agreement under the Company’s 2014 Equity Incentive Plan (the “Restricted Stock Grant”). Notwithstanding the preceding provisions, if the shares available under the Company's 2014 Equity Incentive Plan are insufficient to satisfy all initial restricted stock grants to executives of the Company under the 2014 Equity Incentive Plan, then each such executive shall have any amounts that are not satisfied by the Restricted Stock Grant provided in the form of a long-term performance bonus incentive ("Long-term Cash Incentive") subject to the same performance metrics and vesting requirements as would otherwise apply to the Restricted Stock Grant. In such event, the target value of the Executive's Long-term Cash Incentive shall equal the excess of the Target Value over the fair market value (as determined by the Company's Compensation Committee) of the Company's shares of stock subject to the Restricted Stock Grant as of the grant date. In general, but subject to the terms and conditions of the actual award agreement(s), the Restricted Stock Awards and any Long-term Cash Incentive (collectively, the "Award") shall provide as follows:

•
Earning the Award (including the shares in the Restricted Stock Grant) will be subject to the attainment of certain pre-established performance-based metrics established by the Board of Directors and set forth in the grant agreement (the “Performance Metrics”).

•	Once one or more Performance Metrics are satisfied, that portion of the Award will then be subject to an additional 3-year time-based cliff vesting schedule.

•
In the event of a "qualifying termination" (as defined in the Executive Benefit Agreement attached as Exhibit A), you will be entitled to accelerated vesting with respect to the Restricted Stock Grant (including any Long-term Cash Incentive), as follows:

◦
any portion of the Restricted Stock Award that has not been earned via satisfying the Performance Metrics shall be earned and vested at the “qualifying termination" based on a run rate of actual performance through the date of such termination (as compared to the performance target) and further subject to the pro rata time you have worked for the company following the grant during the three (3) year term of the program; for example if termination occurs in the second year and performance equals 90% of the first criteria, 50% of the second and 15% of the third, then corresponding amounts of each tranche will be earned and vested further based on the pro rata time you have worked for the company following the grant during the three (3) year term of the program, and

◦	Any Restricted Stock Award that has been earned and is in its vesting period will become fully vested.
In the event of a "change in control" (as defined in the Executive Benefit Agreement attached as Exhibit A), the entire Award will become fully vested with respect to both performance (as if the 3-year actual performance achieved the target level of performance) and time-based vesting purposes.
Unless the performance criteria are fully satisfied, it is anticipated that the Company will not offer an additional equity bonus program for the first three (3) years of your employment, although if it does offer such a program to senior executives at any time you will be entitled to participate in it at an annual target level not less than 45% of your then-current salary.
Employee Benefits
During your employment you and your eligible dependents will be entitled to participate in all group health, life, short and long term disability, 401k, and other employee benefit and perquisite plans and programs in which other senior executives of the Company participate (including the entitlement to an annual executive physical of up to $2,000 in cost), as in effect from time to time and to the extent consistent with applicable law and the terms of the applicable plans and programs. We will also reimburse you for reasonable business expenses incurred in the performance of your duties hereunder. In each full calendar year you will be entitled to not less than 20 days of paid vacation time in accordance with the Company’s policies.
Term of Employment
Pursuant to Tennessee law your employment is “at will” so either party is able to terminate the employment relationship at any time. That said, the Company will provide you with a comprehensive severance package pursuant to the terms of the Executive Benefit Agreement set forth in Exhibit A attached hereto. Those benefits are available to you if your employment ends for any reason other than for “Cause” or your decision to terminate for any reason other than “Good Reason” as those terms are defined in the Executive Benefit Agreement. There are some important additional terms in the Executive Benefit Agreement, and its terms will control.

We believe that your leadership would help achieve our growth objectives and we welcome the chance to work with you in the future. In the meantime, if you have any questions or comments regarding any aspect of this offer please contact me at your convenience.

Sincerely,

Thomas J. Sullivan,
Chief Executive Officer,
Symmetry Surgical, Inc.

Accepted: _____________________     Date:    _______________________
EXHIBIT A

EXECUTIVE BENEFIT AGREEMENT

This Executive Benefit Agreement (the "Agreement") is made and entered into as of November 28, 2014 ("Effective Date") by and between Symmetry Surgical, Inc., a Delaware corporation (the "Company"), and Scott Kunkel (the "Executive").

WITNESSETH

WHEREAS, Executive has accepted employment with the Company as an executive officer; and

WHEREAS, the Company believes that Executive will make valuable contributions to the productivity and profitability of the Company; and

WHEREAS, the Company desires to encourage Executive to make such valuable contributions and not to seek or accept employment elsewhere; and

WHEREAS, the Company, therefore, desires to assure Executive of certain benefits in the event of any termination or significant redefinition of the terms of his employment with the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and Executive hereby agree as follows:

1.
Employment Term. The term of Executive's employment under this Agreement shall commence on the Effective Date and continue until terminated at the election of either the Company or Executive by giving notice of termination pursuant to Section 3 or by Executive's death.

2.    Qualifying Terminations. The Company shall provide Executive with the severance benefits set forth in Section 4 of this Agreement upon any Qualifying Termination. As used in this Agreement, "Qualifying Termination" shall mean Executive's resignation for Good Reason, as defined herein, or termination by the Company for any reason except the following:

a.
Termination by reason of Executive's Disability. As used in this Agreement, "Disability" means Executive's inability by reason of illness or other physical or mental condition to perform the duties required by his employment for any consecutive one hundred and twenty day (120) day period. Nothing in this provision shall alter or amend any rights that Executive has under any applicable Restricted Stock Agreement or similar compensation agreement, however.

b.	Termination for Cause. As used in this Agreement, the term "Cause" shall mean the occurrence of one or more of the following events:

i.	Executive's conviction of a felony or of any crime involving moral turpitude;

ii.	Executive's engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company;

iii.	Executive's gross or habitual negligence in the performance of his employment duties for the Company;

iv.
Executive's material violation of the Company's business ethics or conflict-of-interest policies, as such policies currently exist or as they may be amended or implemented during Executive's employment with the Company; or

v.	Executive's misuse of alcohol or illegal drugs which interferes with the performance of Executive's employment duties for the Company or which compromises the reputation or goodwill of the Company.

In addition, severance benefits shall not be payable if Executive's employment terminates because of his resignation without Good Reason or because of his death.

3.    Procedural and Notice Obligations. Any termination by Company of Executive's employment or any resignation by Executive shall be communicated by a written notice to the other party hereto. If the Company gives notice of termination, the notice must state whether the Company believes the termination is a Qualifying Termination and, if not a Qualifying Termination, the specific provisions of this Agreement relied upon and the facts and circumstances, in reasonable detail, claimed to provide a basis for such termination. If Executive gives notice of termination, the notice of termination must state whether Executive believes the termination to be a Qualifying Termination and, if so, the specific provisions of this Agreement relied upon and the facts and circumstances, in reasonable detail, claimed to provide a basis for such termination. For Executive to establish a resignation for Good Reason: (i) Executive must within ninety (90) days of the initial occurrence of the event give written notice to the Company of such occurrence; (ii) the Company must have failed to remedy that occurrence within thirty (30) days after receiving such notice; and (iii) Executive must resign no later than sixty (60) days after giving such notice.

4.    Severance Benefits. Following a termination of employment for any reason, Executive shall be paid, on the next regular payday, his earned but unpaid salary, at his then effective rate, for services performed through the date of termination and, within thirty (30) days following the termination, any earned but unpaid cash incentive bonus for any previous completed year. In addition, upon a Qualifying Termination, Executive shall receive the following benefits ("Severance Benefits"), less any amounts required to be withheld under applicable law, subject to the conditions set forth in this Agreement, Executive's execution of a Release Agreement, and the expiration of any revocation period therein related to a Qualifying Termination. With respect to the Severance Benefits described in Sections 4.a, 4.b. and 4.c., below and as applicable, such amounts shall be made, or commence (if other than lump sum), as applicable, on the Company's next regularly scheduled payroll date for salaried employees following the date on which Executive's release of claims under Section 5 becomes effective (but only if such release becomes effective within the 75-day period following Executive's separation from service (within the meaning of Code Section 409A)); provided, that the payment of Severance Benefits required under this Section 4 shall be made or commence (as applicable) in the second calendar year if such 75-day period begins in one calendar year and ends in the subsequent calendar year. If Executive revokes or does not sign the Release Agreement during such 75-day period, no severance or other benefits shall be payable hereunder.

a.
Company shall pay to Executive a lump sum equal to 100% of Executive's annual base salary as it existed prior to the Qualifying Termination (which shall be at least equal to the Executive's base salary on the date of this Agreement or any higher amount established after the date of this Agreement). The “Severance Period” shall be 12 months.

b.
Within thirty (30) days following the last day of any computation period under an incentive bonus plan or similar plan, Executive shall be paid a lump sum payment equal to (i) any bonus to which Executive would have been entitled if Executive had remained employed through the payment date and had achieved all individual performance objectives, multiplied by (ii) a fraction, the denominator of which is the number of days in any such computation period and the numerator of which is the number of days during the computation period the Executive was employed by the Company. By way of example, should the computation period be one year, during which the Executive worked 75 days, then the fraction would be 75/365.

c.
If the Qualifying Termination occurs within twelve months following a Change in Control or six months prior thereto, then the Severance Period shall be 18 months and in lieu of the amounts payable under Section 4.a. the Company shall pay to Executive a lump sum equal to 150% of Executive's annual base salary as it existed prior to the Qualifying Termination (which shall be at least equal to the Executive's base salary on the date of this Agreement or any higher amount established after the date of this Agreement).

d.
In addition, the following benefits and payments shall be provided during the applicable Severance Period. The Company shall reimburse Executive for any amounts paid by Executive for COBRA continuation coverage for himself and his eligible dependents, reduced by an amount equal to the payments Executive made for such coverage immediately prior to the Qualifying Termination, no later than the next payroll date of the Company that occurs after the date the premium for the month is paid by Executive. Such reimbursed premiums are intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B). If Executive's right to COBRA continuation coverage ends because Executive has enrolled in a group medical plan offered by a subsequent employer, Executive's COBRA reimbursement under this subsection shall end at the same time. In addition to the foregoing, Executive shall be entitled to retain possession and use of any Company cellular telephone on the terms that exist as of his Qualifying Termination; Executive may also retain the telephone number, although must obtain a new contract of service at the shorter of six (6) months following a Qualifying Termination or until a subsequent employer provides a replacement.

e.
Notwithstanding anything to the contrary herein, if, as of the date Executive's employment terminates, Executive is a "key employee" within the meaning of Section 416(i) of the Internal Revenue Code (the "Code") and the Company has stock that is publicly traded on an established securities market or otherwise, any payment that constitutes deferred compensation because of employment termination will be suspended until the first day of the seventh month following the month in which Executive's last day of employment occurs. "Deferred compensation" means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.

f.
In the event that any benefits payable to Executive as a result of a Change in Control (i) constitute 'parachute payments' within the meaning of Section 280G of the Code, and (ii) but for this Section 4.f, would be subject to the excise tax imposed by Section 4999 of the Code, then any such parachute payments shall be provided to Executive either (a) in full, or (b) to such lesser extent which would result in no portion of such parachute payments being subject to the excise tax (the 'Cutback Amount'), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by Executive, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or a portion of such payment may be subject to the excise tax under Code Section 4999. Unless Company and Executive otherwise agree in writing, any determination required under this Section 4.f will be made in writing by independent public accountants as Company and Executive agree (the 'Accountants'), whose determination will be conclusive and binding upon Executive and Company for all purposes. The fees and costs associated with the Accountants’ work shall be borne exclusively by the Company. For purposes of making the calculations required by this Section 4.f, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

g.	As used in this Agreement, a "Change in Control" of the Company means:

i.
The acquisition by any individual, entity or group (a "Person") of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company;

ii.
The replacement of a majority of members of the Board of Directors during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election;

iii.	A reorganization, merger or consolidation (a "Combination"), in each case, unless, following such Combination:

a.
more than fifty percent (50%) of the then combined voting power of the securities of the corporation resulting from such Combination is beneficially owned by all or substantially all of the individuals and/or entities who were the beneficial owners of the outstanding Company common stock immediately prior to such Combination in substantially the same proportions as their ownership of voting power immediately prior to such Combination, and

b.
at least a majority of the members of the board of directors of the corporation resulting from such Combination were members of the Company's Board at the time of the execution of the initial agreement providing for such Combination;

iv.	A complete liquidation or dissolution of the Company; or

v.	The sale or other disposition of all or substantially all of the assets of the Company.

Despite any other provision of this Section 4.g to the contrary, an event shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and its interpretive regulations.

h.
As used herein, any voluntary resignation by Executive shall be for "Good Reason" if the resignation follows any of these events: a material reduction in Executive's base salary or target cash or equity participation from its level as of the Effective Date of this Agreement or any higher level established hereafter (in a single or multiple reductions) (and the parties agree that Executive’s initial equity grant equals a three-year target grant for both equity and cash variable compensation and that no further grants are required hereunder until the third anniversary thereof, which grants shall be at or above the percentage target levels set forth in the offer letter to which this Agreement is attached); a material reduction in Executive's duties or responsibilities from those that exist on the Effective Date of this Agreement or as established hereafter; or a material breach or repudiation by the Company of its obligations under this Agreement or any other agreement prescribing the terms and conditions of his employment.

5.    Settlement and Waiver of Claims by Executive. Executive acknowledges and agrees that Executive's acceptance of the Company's payment of the severance benefits pursuant to Section 4 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive's employment with the Company and/or the termination of Executive's employment with the Company, except for any vested rights Executive may have under any insurance, stock option or equity compensation plan or any other employee benefit plans sponsored by the Company. Executive further acknowledges and agrees that as a condition to receiving any of the severance benefits pursuant to Section 4 of this Agreement, Executive will execute and not revoke a release agreement in form and substance reasonably satisfactory to the Company pursuant to which Executive will release and waive any and all claims against the Company (and its officers, directors, shareholders, insurers, employees and representatives) that exist as of the date of the release, including but not limited to any and all claims arising out of this Agreement, Executive's employment with the Company, and/or the termination of Executive's employment with the Company, and all claims under any federal, state and local laws including the Age Discrimination in Employment Act of 1967, as amended (the "Release Agreement"). Notwithstanding the foregoing, the Release Agreement shall not affect or relinquish (a) any vested rights Executive may have under any insurance, stock option or equity compensation plan, or other employee benefit plan sponsored by the Company, (b) any claims for reimbursement of business expenses incurred prior to the employment termination date, (c) any rights to severance benefits under Section 4 of this Agreement, (d) any claims for indemnification and/or coverage under the Company’s Directors and Officers liability insurance coverage and (e) any claims that cannot as a matter of law be released. Company shall provide Executive with the Release Agreement within ten (10) days of the date of any Qualifying Termination, and severance benefits shall commence (or be paid) on the payroll date commensurate with or next following the 45th day following the Qualifying Termination.

6.    Executive's Obligations. To induce the Company to enter into this Agreement, and in consideration for Executive’s continued employment with the Company and for other good and valuable consideration, Executive agrees as follows. For purposes of Section 6 of this Agreement, the term “Company” shall include Symmetry Surgical, Inc. and any of its affiliates for whom Executive provides services or about which Executive has access to confidential information, in each case at any time during his final three (3) years of employment with Symmetry Surgical, Inc.

a.
Covenants Not To Compete. During Executive's employment with the Company and for a period of (a) twelve (12) months immediately after the termination of his employment (the “Restricted Period”) Executive will not, directly or indirectly, without the prior written consent of the Board of Directors:

i.    Within the Restricted Geographic Area, accept employment with or perform any services for any Competitor (a) in the same or similar capacity or function to that in which Executive was employed by the Company, (b) in any executive, officer or senior management capacity or function, (c) in any sales, sales management, or customer management capacity or function, or (d) in any product development or product improvement capacity, in each case, with respect to Competitive Products. For purposes of this Agreement, the term "Restricted Geographic Area" means (i) each and every State of the United States of America in which the Company is manufacturing or selling any of its products or services at the time Executive's employment ends; and (ii) each and every country in which the Company is manufacturing or selling any of its products and services at the time Executive's employment ends. However, if the Competitor has separate divisions, business units or segments, some of which do not involve Competitive Products, nothing herein shall prohibit Executive from being employed by or performing services for only that segment of the business that is not competitive with the business of the Company, provided Executive's work does not involve Competitive Products. For the purposes of this Section 6, the term "Competitor" means an entity that manufactures Competitive Products. For the purposes of this Section 6, “Competitive Products” mean those surgical instruments, medical cases and trays, or related products, that are the same or substantially similar to (in terms of type, functionality or purpose) or a competitive alternative for the products, instruments, medical cases and trays and/or related services the Company offers in its business at the time Executive’s employment ends, and for or about which (a) Executive had any oversight, executive, managerial, supervisory or other duties or responsibilities, or (b) Executive had access to confidential information (including information relating to acquisitions, product development, business development, sales strategies, and other similar information), in each case at any time during his final three (3) years of employment with the Company;

ii.    accept employment with or perform any services for any of the Company's customers with whom Executive had contact or about which Executive had access to confidential information, in each case within the last three (3) years of his employment, if doing so would in any way reduce the level of business the customer does with the Company or otherwise adversely affect the Company's business relationship with the customer. For purposes of this Section 6, “Customer”

means any individual or entity as to which, with or to whom, within the three (3) year period immediately preceding the termination of Executive’s employment relationship with Company: (i) purchased any products or services from Company; or (ii) any contract was entered into with Company for the provision of any products or services;

iii.    urge, induce or seek to induce any of the Company's Customers with whom Executive had contact or about which Executive had access to confidential information, in each case during the last three (3) years of his employment with the Company, to reduce or terminate their business with the Company or in any manner interfere with the Company's business relationships with its customers;

iv.    acquire or maintain an ownership interest in any Competitor, except passive ownership of up to two percent (2%) of any publicly traded securities;

v.    either on his own account or for any other person, firm or company solicit, hire, employ or attempt to solicit, hire or employ, or endeavor to cause any employee of the Company to leave his employment, or to induce or attempt to induce any such employee to breach any employment agreement with the Company.

vi.    urge, induce or seek to induce any of the Company's independent contractors, subcontractors, consultants, vendors or suppliers to reduce, terminate or modify in any way their relationship with the Company;

vii.    disparage the Company, its directors, officers, employees, products, facilities or other persons or things associated with the Company or otherwise publish or communicate any information or opinions that would reasonably be considered to be derogatory or critical of the Company, its Directors, officers, employees, products, facilities or other persons or things associated with the Company. The Company and its Directors and officers will likewise neither disparage Executive nor otherwise publish or communicate any information or opinions that would reasonably be considered to be derogatory or critical of Executive. Notwithstanding the foregoing, the Company shall not be in breach of this provision for including truthful information in any periodic or other filing with the SEC.

b.
Confidentiality. Executive will keep confidential and not, directly or indirectly, divulge or use for any purpose whatsoever (other than in the performance of his duties for the Company or as compelled by law), any of the Company's confidential information, business secrets or trade secrets including, but not limited to, information concerning such matters as the Company's products, services, customers, finances and operations. All of the Company's confidential information, business secrets and trade secrets shall be the sole and exclusive property of the Company. Executive's confidentiality obligations shall not apply to any information that through lawful means has become generally known outside the Company or is readily available in the public domain.

Upon the termination of Executive's employment with the Company, or any time at the Company's request, Executive shall immediately deliver to the Company any and all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, electronic data (in whatever form or media), and all copies thereof, in Executive's possession or under Executive's control, whether prepared by Executive or others, containing the Company's confidential information, business secrets or trade secrets.

c.
Disclosure of Developments. Executive agrees to disclose promptly to Company all Developments made or conceived by Executive (whether at the business premises of Company, at home, or elsewhere), either solely or jointly with others, during Executive’s Employment Period. "Developments" means all products, methods, inventions, improvement, concepts, designs, formulas, techniques, processes, discoveries, know-how, and ideas related to Company's business.

d.	Ownership of Developments.

i.
All Developments made or conceived by Executive (whether at the business of Company, at home, or elsewhere), either solely or jointly with others, during Executive’s Employment Period will be the sole and exclusive property of Company. Executive hereby assigns to Company all of his rights, title, and interest in any and to all such Developments, together with any Proprietary Rights related thereto.

ii.
Both during Executive’s Employment Period and thereafter, Executive agrees, at Company's expense, to take such actions and to sign such applications, assignments, and other documents as may be reasonably requested by Company from time to time in order to protect Company's right, title, or interest in any Developments and/or to obtain or maintain any Propriety Rights related thereto.

7.    Survival of Obligations/Extension/Severability/Remedies/Forfeiture.

a.
Survival of Obligations. Executive acknowledges and agrees that his obligations under Section 6 shall survive the expiration or termination of this Agreement and the termination of his employment with the Company, irrespective of the reason for the termination of the Agreement and/or employment. Executive further acknowledges and agrees that the post-employment restrictions set forth in Section 6 of this Agreement are and shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Executive's obligations under Section 6 of this Agreement or to preclude the Company from obtaining injunctive or other relief for Executive's violation or threatened violation of any provision in Section 6, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company's enforcement of Executive's obligations under Section 6 of this Agreement.

b.
Extension. In the event Executive violates any of the restrictive covenants contained in Section 6, the duration of such restrictive covenant shall automatically be extended by the length of time during which Executive was in violation of such restriction.

c.
Severability; Modification of Restrictions. Executive agrees and understands that the restrictions in Section 6 are reasonable in light of Executive's position of trust with the Company, the highly competitive nature of the Company's business and the fact that the Company has invested substantial time, money and other resources developing the confidential information, business secrets, trade secrets and relationships with its customers, employees, vendors and contractors. Executive also agrees and represents that the restrictions in Section 6 will not impair his ability to find suitable subsequent employment. Although Executive and the Company consider the restrictions contained in Section 6 to be reasonable and enforceable, Executive and the Company acknowledge and agree that if any provision of Section 6 is determined to be unenforceable for any reason (a) such unenforceability shall not affect the enforceability of the remainder of the Agreement; and (b) the provision shall automatically be deemed reformed so that it shall have the closest effect permitted by applicable law to the original form and shall be enforced on that basis.

d.
Remedies. Executive recognizes that a breach or threatened breach of Section 6 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. For this reason, Executive agrees that the Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of money damages. In addition to all other relief to which it shall be entitled, the Company shall be entitled to recover from Executive all litigation costs and attorneys' fees incurred by the Company in any action or proceeding relating to Section 6 of this Agreement in which the Company prevails in any respect.

e.
Forfeiture. Executive agrees that if he either fails to fully and completely comply with each and every provision of Section 6 of this Agreement or challenges the enforceability of any provision in Section 6, then in such event the Company shall have the right to discontinue payment of any compensation that would otherwise be payable to Executive under this Agreement without any recourse by Executive, and Executive shall be obligated to repay immediately all amounts the Company already has paid to Executive under this Agreement. The Company and Executive acknowledge and agree that such remedy is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Executive's breach or threatened breach of Section 6. If Executive fails to comply with this provision, then in addition to all other relief to which it may be entitled, the Company also shall be entitled to recover from Executive all litigation costs and attorneys' fees incurred by the Company in any action or proceeding relating to this Section 7 in which the Company prevails in any respect.

8.    Payments Upon Executive's Death. Should Executive die while any amounts are payable hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive's executors, administrators, heirs, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or if there be no such designee, to his estate.

9.    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Mr. Scott Kunkel

If to the Company:

Symmetry Surgical Inc.
3034 Owen Dr.
Antioch, TN 37013
Attention: Chief Executive Officer
Copy to: General Counsel

or to such other address as any party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.    Venue, Choice of Law and Jurisdiction. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Tennessee, except its choice-of-law provisions. The parties agree that all legal disputes regarding this Agreement will be resolved by the state or federal courts located in Davidson County, TN, and irrevocably consent to service of process in such city for such purpose.

11.    Waiver, Modification and Complete Agreement. Except as modified by a court of competent jurisdiction pursuant to the blue pencil doctrine or otherwise, no provision of this Agreement may otherwise be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

12.    Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same Agreement.

14.    Assignment. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided herein. Without limiting the foregoing, Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent and distribution as set forth in Section 8 hereof, and in the event of any attempted assignment or transfer contrary to this Section 14, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

15.    Source of Payments; No Lien by Executive. Any benefits payable under this Agreement shall be paid solely from the general assets of the Company. Neither Executive nor Executive's beneficiary shall have interest in any specific assets of the Company under the terms of this Agreement. This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between Executive and the Company.

16.    Section 409A. This Agreement shall be interpreted and applied in a manner consistent with any applicable standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance. To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Section 409A of the Code standards.

17.    Other Agreements. Except as previously disclosed by Executive to the Company in writing, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement that would materially interfere with his ability to perform his duties for the Company.

18.    Indemnification; Insurance Coverage. Executive will be indemnified to the maximum extent permitted by law for his acts and omissions as a director, officer and/or employee of the Company and its subsidiaries. The Company will cover Executive under Directors and Officers liability insurance both during his employment and for so long thereafter as liability exists to the same extent as the Company covers its then active officers and directors.

19.    Complete Agreement. This Agreement, together with the offer letter dated November 28, 2014, completely supersedes and replaces any other employment agreement or other agreement covering the same or similar terms and conditions of this Agreement, whether written or oral, between Company and Executive which was entered into prior to the date of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date set forth above.

SYMMETRY SURGICAL, INC.

By: _______________________________

Printed Name: _____________________

Title: _____________________________

EXECUTIVE:

__________________________________
Scott Kunkel